Exhibit 99.1

MAY 2, 2012

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2012 RESULTS

•	Sales and Earnings Meet Expectations

•	Strong Cash Flow

•	Outlook Reaffirmed for 2012

AMES, Iowa, USA, May 2, 2012 - Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the first quarter ended March 31, 2012.

First Quarter Review
Net sales for the quarter increased 2 percent to $574.0 million, compared to net sales of $564.7 million for the first quarter of 2011. Excluding the impact of changes in currency translation rates, sales in the first quarter increased 3 percent over the same quarter last year. Sales for the first quarter increased 16 percent in the Americas, 5 percent in Europe, and declined 31 percent in the Asia-Pacific region, excluding the impact of changes in currency translation rates. Sales increased 9 percent in the Controls segment, 5 percent in the Stand-Alone Businesses segment, 3 percent in the Propel segment, and declined 5 percent in the Work Function segment, excluding the impact of changes in currency translation rates.

The Company reported net income of $64.8 million, or $1.34 per share, for the first quarter of 2012, compared to net income of $70.6 million, or $1.46 per share, for the first quarter of 2011. In comparison, first quarter 2011 results were favorably impacted by $4.9 million, or $0.10 per share, related to the reversal of deferred tax asset valuation allowances.

Sven Ruder, President and Chief Executive Officer, commented, “Our first quarter results came in as expected. Our sales in the Americas continue to show strong growth, while Europe is slowing. The significant drop in our Asia-Pacific sales is amplified by the comparison with very strong sales of a year ago in China before the markets slowed dramatically in the second half of last year. I am pleased with our performance on essentially level sales. We were able to hold operating margins at a high level, even as we continue with our investment in Asia-Pacific to meet the market opportunities in this dynamic region. And finally, if we adjust for the non-cash benefit from the reversal of the tax valuation allowances of last year, our earnings are basically level.”

Weak Orders and Stable Backlog
The Company received new orders of $559.1 million for the first quarter of 2012, a 20 percent decline compared to first quarter 2011 new orders of $695.2 million.

Total backlog at March 31, 2012, was $933.0 million, a 3 percent decline compared to the same period last year of $965.3 million. Excluding the impact of changes in currency translation rates, backlog declined 2 percent.

Strong Cash Flow and Balance Sheet; Quarterly Dividend Reinstated
Cash flow from operations for the first quarter of 2012 was $52.3 million, compared to $53.3 million for 2011. Capital expenditures for first quarter 2012 were $5.3 million compared to $5.5 million for the same period last year.

“We generated $44 million of free cash flow in the first quarter. Reflecting our strong balance sheet and cash generation, our board reinstated the payment of quarterly cash dividends, declaring a cash dividend of $0.35 per share on March 20, as previously announced,” stated Ruder.

Outlook Reaffirmed for 2012
Ruder concluded, “With first quarter results coming in as expected, especially sales by region, our outlook for the full year remains unchanged. We remain cautious with respect to the European markets and any impact their development may have on the U.S. economy. We continue to anticipate an upturn in China, but also recognize that we will have an easier comparison in the second half of this year as we compare to the very weak market of last year. We will continue with our investment in China, but at a measured pace.”

The outlook for 2012 remains unchanged as follows:

•Annual sales growth of 0 to 10 percent from 2011 levels
•Expected earnings in the range of $4.00 to $5.00 per share
•Capital expenditures of approximately $70.0 to $80.0 million

Webcast Information
Members of Sauer-Danfoss' management team will host a webcast on May 3 at 10 AM Eastern Time to discuss 2012 first quarter results.  The call is open to all interested parties on listen-only mode via an audio webcast and can be accessed through the Investor Relations page of the Company's website at http://ir.sauer-danfoss.com. A replay of the call will be available at that site through May 17, 2012.

About Sauer-Danfoss
Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components for use primarily in applications of mobile equipment. Sauer-Danfoss, with 2011 revenues of approximately $2.1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.

More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. Readers should bear in mind that past experience is never a perfect guide to anticipating actual future results. Risk factors affecting the Company's forward-looking statements include, but are not limited to, the following: general, worldwide economic conditions, the level of interest rates, crude oil prices, commercial and consumer confidence, and currency exchange rates; specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; the cyclical nature of some of the Company's businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company's products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company's significant customers; the Company's execution of internal performance plans; difficulties or delays in manufacturing; the effectiveness of the Company's cost-management and productivity improvement efforts; the Company's ability to manage its business effectively in a period of slowing growth in sales and its capacity to make necessary adjustments to changes in demand for its products; competing technologies and difficulties entering and growing in new and expanding markets, both domestic and foreign; changes in the Company's product mix; future levels of indebtedness and capital spending; the availability of sufficient levels of cash flow from operations and credit on favorable terms, whether from Danfoss A/S, the Company's majority stockholder, or from the capital markets or traditional credit sources to enable the Company to meet its capital needs; claims, including, without limitation, warranty claims, field recall claims, product liability claims, charges or dispute resolutions; the ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing; the Company's ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment, especially in light of the persistence of tight credit markets; any inadequacy of the Company's intellectual property protection or the potential for third-party claims of infringement; credit market disruptions and significant changes in capital market liquidity and funding costs affecting the Company and its customers and suppliers; sovereign debt crises, in Europe and elsewhere, and the reaction of other nations to such crises; energy prices; the impact of new or changed tax and other legislation and regulations in jurisdictions in which the Company and its affiliates operate, including regulations affecting retirement and health care benefits provided to Company employees; actions by the U.S. Federal Reserve Board and the central banks of other nations, including heightened capital requirements imposed on Chinese banks; actions by other regulatory agencies, including those taken in response to the global credit crisis; actions by credit rating agencies; changes in accounting standards; worldwide political stability, including developments in the Middle East; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. and NATO military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that this list of cautionary statements and risk factors is not exhaustive. The Company's outlook is based upon assumptions and projections arising in connection with the foregoing factors, the evaluation of which is often based on estimates and data prepared by government and other third-party sources. Those estimates and data are frequently revised. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements to reflect future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company's latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

______________________

For further information please contact:
Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey Vice President and Chief Accounting Officer	Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa, USA, 50010	Phone: (515) 239-6364 Fax: (515) 956-5364 kmccuskey@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(Dollars and shares in thousands except per share data)	March 31, 2012	March 31, 2011
Net sales	573,993	564,742
Cost of sales	383,763	375,483
Gross profit	190,230	189,259
Research and development	16,296	14,095
Selling, general and administrative	60,057	53,946
Total operating expenses	76,353	68,041
Income from operations	113,877	121,218
Nonoperating income (expense):
Interest expense, net	(4,371)	(6,101)
Other, net	432	(4,499)
Income before income taxes	109,938	110,618
Income tax expense	(31,939)	(26,083)
Net income	77,999	84,535
Net income attributable to noncontrolling interest, net of tax	(13,205)	(13,981)
Net income attributable to Sauer-Danfoss Inc.	64,794	70,554
Net income per share:
Basic and diluted net income per common share	1.34	1.46
Weighted average shares outstanding:
Basic	48,408	48,397
Diluted	48,481	48,478

BUSINESS SEGMENT INFORMATION

	Three Months Ended
(Dollars in thousands)	March 31, 2012	March 31, 2011
Net sales
Propel	256,326	250,230
Work Function	92,233	99,706
Controls	84,568	79,339
Stand-Alone Businesses	140,866	135,467
Total	573,993	564,742

Segment Income (Loss)
Propel	55,276	65,120
Work Function	17,877	17,330
Controls	23,308	22,750
Stand-Alone Businesses	28,095	25,918
Global Services and Other Expenses, net	(10,247)	(14,399)
Total	114,309	116,719
Interest expense, net	(4,371)	(6,101)
Income before income taxes	109,938	110,618

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
(Dollars in thousands)	March 31, 2012	March 31, 2011
Cash Flows from Operating Activities:
Net income	77,999	84,535
Depreciation and amortization	20,677	22,472
Net change in receivables, inventories, and payables	(55,313)	(59,022)
Other, net	8,911	5,340
Net cash provided by operating activities	52,274	53,325

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(5,334)	(5,518)
Proceeds from sale of property, plant and equipment	49	274
Advances to related persons	(28,995)	(2,328)
Net cash used in investing activities	(34,280)	(7,572)

Cash Flows from Financing Activities:
Net repayments on notes payable and debt facilities	(103)	(50,625)
Distributions to noncontrolling interest partners	(2,974)	(3,524)
Net cash used in financing activities	(3,077)	(54,149)

Effect of exchange rate changes	2,050	3,304

Cash and Cash Equivalents:
Net increase (decrease) in cash and cash equivalents	16,967	(5,092)
Cash and cash equivalents at beginning of year	72,560	44,039
Cash and cash equivalents at end of period	89,527	38,947

Free cash flow (1)	44,015	44,557

(1) Free cash flow is calculated by summing net cash provided by operating activities, net cash used in investing activities, excluding advances to related persons, and net cash used in financing activities, excluding net repayments on notes payable and debt facilities.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents (1)	300,420	251,287
Accounts receivable, net	313,346	215,978
Inventories	198,179	217,710
Other current assets	83,637	75,868
Total current assets	895,582	760,843
Property, plant and equipment, net	362,250	367,844
Other assets	149,740	149,569
Total Assets	1,407,572	1,278,256

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Long-term debt due within one year	987	955
Accounts payable	197,216	177,996
Other accrued liabilities	190,119	149,240
Total current liabilities	388,322	328,191
Long-term debt	201,205	199,502
Long-term pension liability	77,419	79,717
Deferred income taxes	35,312	35,184
Other liabilities	53,098	57,836
Noncontrolling interest	98,164	90,408
Stockholders' equity of Sauer-Danfoss Inc.	554,052	487,418
Total Liabilities and Stockholders' Equity	1,407,572	1,278,256

Debt to Total Capital Ratio (2)	24%	26%

(1) Includes cash deposited with related persons of $210,893 at March 31, 2012 and $178,727 at December 31, 2011.

(2) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital. Total interest bearing debt is the sum of long-term debt due within one year and long-term debt. Total capital is the sum of total interest bearing debt, noncontrolling interest, and stockholders' equity.